GRAINGER REPORTS RESULTS FOR THE 2016 FIRST QUARTER
Narrows 2016 Sales and EPS Guidance

Quarterly Summary

•	Sales of $2.5 billion, up 3 percent

•	Reported EPS of $2.98, down 3 percent

•	Adjusted EPS of $3.18, up 3 percent

CHICAGO, April 18, 2016 - Grainger (NYSE: GWW) today reported results for the 2016 first quarter ended March 31, 2016. Sales of $2.5 billion increased 3 percent versus $2.4 billion in the first quarter of 2015. There were 64 selling days in the 2016 first quarter, one more than the 2015 first quarter. On a daily basis, sales in the quarter increased 1 percent versus the prior year. Net earnings for the quarter of $187 million were down 12 percent versus $211 million in 2015. Earnings per share of $2.98 declined 3 percent versus $3.07 in 2015.

The first quarter contained the following restructuring items:

	Three Months Ended March 31,

	2016	2015	% Change
Diluted Earnings Per Share as reported:	$2.98	$3.07	(3)%
Restructuring (United States)	0.16
Restructuring (Canada)	0.04
Restructuring (Other Businesses)		0.03
Subtotal	0.20	0.03
Diluted Earnings Per Share as adjusted:	$3.18	$3.10	3%

“Revenue and share gains are tracking as we expected given the tough economic environment,” said Chairman, President and Chief Executive Officer Jim Ryan. “In our U.S. business, share gains with large and small businesses continue to outpace our performance with medium-sized customers. We continue to see price and gross margin pressure driven primarily by the low inflation economic environment and faster growth from lower gross margin customers. At the same time, we have reduced our operating expenses to offset some of the gross margin decline. In early February, we reached a significant milestone, successfully implementing SAP in Canada. We now have our North American business running on one platform, which will drive better service and increased productivity over time. In addition, I continue to be very pleased with the strong growth of our single channel businesses.” Ryan concluded, “Despite the current short-term uncertainty, we will continue to invest in the business to drive long term results." The company also narrowed its 2016 sales and earnings per share guidance for the year and now expects sales growth of 0 to 6 percent and earnings per share of $11.00 to $12.80. The company’s previous 2016 guidance, communicated on January 26, 2016, was sales growth of -1 to 7 percent and earnings per share of $10.80 to $13.00.

Company
Sales increased 3 percent and 1 percent daily in the 2016 first quarter versus the prior year. The daily sales performance included a 4 percentage point contribution from acquisitions and a 1 percentage point reduction from foreign exchange. Excluding acquisitions and foreign exchange, organic sales declined 2 percent driven by a 3 percentage point reduction in price and a 1 percentage point reduction in sales of seasonal products, partially offset by a
2 percentage point increase from higher volume.

Company operating earnings of $317 million for the 2016 first quarter declined 10 percent versus $351 million in the 2015 quarter. The decline was driven primarily by lower gross profit margins and $19 million in restructuring charges recorded in the quarter.

The company has two reportable business segments, the United States and Canada, which represented approximately 82 percent of company sales for the quarter. The remaining operating businesses are located in Asia, Europe and Latin America. The single channel online businesses are included in Other Businesses and are not reportable segments.

United States
Sales for the U.S. segment were flat versus the 2015 first quarter and declined 2 percent on a daily basis. The 2 percent decrease was driven by a 3 percentage point decline in price and a
1 percentage point decline from lower sales of seasonal products, partially offset by 1 percent from volume growth and a 1 percentage point contribution from increased sales to Zoro, the single channel online business in the United States. Sales to customers in the Government and Light Manufacturing end markets led the sales performance in the quarter.

Operating earnings for the U.S. segment declined 9 percent in the quarter driven by flat sales and lower gross profit margins partially offset by lower operating expenses. Gross profit margins for the quarter declined 2.8 percentage points driven by unfavorable selling mix, price deflation outpacing cost deflation and changes in the classification of certain funding received from vendors related to the annual trade show. In the first quarter, operating expenses were down 4 percent including $16 million of restructuring costs related to planned branch closures as well as a reorganization of the sales force. Excluding restructuring, operating expenses were down 7 percent and operating earnings were down 5 percent.

Canada
First quarter 2016 sales for Acklands-Grainger declined 24 percent in U.S. dollars. On a daily basis, sales declined 25 percent and 17 percent in local currency. The 17 percent decline consisted of 14 percentage points from lower volume and 6 percentage points from the SAP implementation, partially offset by 3 percentage points from price. The business in Canada continues to be affected by weak oil and gas prices and lower commodity prices, resulting in lower sales to all customer end markets. Daily sales in the province of Alberta, which represents about a third of the company’s business in Canada, were down 26 percent in local currency versus the prior year. Daily sales growth for all other provinces was down 10 percent in local currency versus the prior year.

The business in Canada posted a $12 million operating loss in the 2016 first quarter versus operating earnings of $9 million in the prior year, primarily driven by the sales decline, a lower gross profit margin and negative expense leverage. The gross profit margin in Canada declined 6.7 percentage points versus the prior year largely due to cost of goods inflation exceeding price inflation due to unfavorable foreign exchange. Operating expenses decreased 14 percent, benefiting from a $7 million gain from the sale of a property, partially offset by $3 million in restructuring costs. Adjusted for these two items, operating expenses decreased by 9 percent.

Other Businesses
Sales for the Other Businesses increased 50 percent for the 2016 first quarter versus the prior year. On a daily basis, sales increased 47 percent, consisting of 33 percentage points from Cromwell, acquired on September 1, 2015, and 17 percentage points of growth from volume and price, partially offset by a 3 percentage points decline from foreign exchange. Strong performance for the Other Businesses was driven by 34 percent daily sales growth for the single channel online businesses.

Operating earnings for the Other Businesses were $22 million in the 2016 first quarter versus $10 million in the prior year. This performance included strong results from Zoro in the United

States and MonotaRO in Japan. In addition, the acquisition of Cromwell also contributed to the positive earnings growth.

Other
Other income and expense was a net expense of $20 million in the 2016 first quarter versus a net expense of $4 million in the 2015 first quarter. This increase was primarily due to interest expense from the $1 billion of debt the company issued in 2015, as well as expected losses from the company’s investments in clean energy. For the quarter, the effective tax rate in 2016 was 35.6 percent versus 38.4 percent in 2015.  The decrease was primarily due to tax credits earned from the company’s clean energy investments. The company is currently projecting an effective tax rate of 35.2 to 36.2 percent for the year 2016.

Cash Flow
Operating cash flow was $154 million in the 2016 first quarter versus $156 million in the 2015 first quarter. The company used the cash generated during the quarter along with short term borrowings to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures were $52 million in the 2016 first quarter versus $99 million in the first quarter of 2015. In the 2016 first quarter, Grainger returned $245 million to shareholders through $73 million in dividends and $172 million to buy back 893,000 shares of stock.

W.W. Grainger, Inc., with 2015 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2016 first quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies or business strategies; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Michael Ferreter
Financial Communications Manager
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$2,506,538	$2,439,661
Cost of merchandise sold	1,461,485	1,345,918
Gross profit	1,045,053	1,093,743
Warehousing, marketing and administrative expense	727,961	742,496
Operating earnings	317,092	351,247
Other income and (expense)
Interest income	165	192
Interest expense	(13,725)	(1,636)
Loss from equity method investment	(6,388)	—
Other non-operating income and (expense)	440	(2,164)
Total other expense	(19,508)	(3,608)
Earnings before income taxes	297,584	347,639
Income taxes	105,940	133,493
Net earnings	191,644	214,146
Net earnings attributable to noncontrolling interest	4,931	3,131
Net earnings attributable to W.W. Grainger, Inc.	$186,713	$211,015

Earnings per share -Basic	$3.00	$3.11
-Diluted	$2.98	$3.07
Average number of shares outstanding -Basic	61,669	67,230
-Diluted	62,100	67,982
Diluted Earnings Per Share
Net earnings as reported	$186,713	$211,015
Earnings allocated to participating securities	(1,740)	(2,213)
Net earnings available to common shareholders	$184,973	$208,802
Weighted average shares adjusted for dilutive securities	62,100	67,982
Diluted earnings per share	$2.98	$3.07

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2016	2015
Sales
United States	$1,966,267	$1,971,455
Canada	178,771	234,530
Other Businesses	445,333	297,800
Intersegment sales	(83,833)	(64,124)
Net sales to external customers	$2,506,538	$2,439,661

Operating earnings
United States	$331,857	$366,089
Canada	(12,347)	9,387
Other Businesses	21,783	9,526
Unallocated expense	(24,201)	(33,755)
Operating earnings	$317,092	$351,247

Company operating margin	12.7%	14.4%
ROIC* for Company	25.6%	32.6%
ROIC* for United States	42.4%	49.3%
ROIC* for Canada	(8.2)%	5.7%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $84.0 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $387.7 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2016	December 31, 2015
Cash and cash equivalents	$279,906	$290,136
Accounts receivable – net	1,304,560	1,209,641
Inventories	1,420,897	1,414,177
Prepaid expenses and other assets	133,598	134,688
Total current assets	3,138,961	3,048,642
Property, buildings and equipment – net	1,442,191	1,431,241
Deferred income taxes	66,251	83,996
Goodwill	595,487	582,336
Intangibles - net	458,230	463,294
Other assets	263,719	248,246
Total assets	$5,964,839	$5,857,755
Liabilities and Shareholders’ Equity
Short-term debt (1)	$569,367	$353,072
Current maturities of long-term debt (1)	135,834	247,346
Trade accounts payable	620,410	583,474
Accrued compensation and benefits	208,024	196,667
Accrued contributions to employees’ profit sharing plans (2)	22,058	124,587
Accrued expenses	274,458	266,702
Income taxes payable	50,289	16,686
Total current liabilities	1,880,440	1,788,534
Long-term debt	1,387,124	1,388,414
Deferred income taxes and tax uncertainties	158,238	154,352
Employment-related and other non-current liabilities	174,837	173,741
Shareholders' equity (3)	2,364,200	2,352,714
Total liabilities and shareholders’ equity	$5,964,839	$5,857,755

(1)	Short-term debt increased $216 million due to an increase in the amount of commercial paper issued to pay off term loan and for repurchase of treasury stock.
(2)	Accrued contributions to employees' profit sharing plans decreased $103 million primarily due to the annual cash contributions to the profit sharing plan.
(3)	Common stock outstanding as of March 31, 2016 was 61,322,179 compared with 62,028,708 shares at December 31, 2015, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$191,644	$214,146
Provision for losses on accounts receivable	3,454	2,558
Deferred income taxes and tax uncertainties	21,035	1,732
Depreciation and amortization	56,294	52,411
Gains from non-cash charges and sales of assets	(7,465)	—
Stock-based compensation	7,456	9,161
Losses from equity method investment	6,388	—
Change in operating assets and liabilities – net of business acquisitions:
Accounts receivable	(84,435)	(50,968)
Inventories	10,831	(2,808)
Prepaid expenses and other assets	4,370	34,433
Trade accounts payable	30,827	(7,326)
Other current liabilities	(111,458)	(160,239)
Current income taxes payable	32,757	62,893
Accrued employment-related benefits cost	323	2,296
Other – net	(8,290)	(2,080)
Net cash provided by operating activities	153,731	156,209
Cash flows from investing activities:
Additions to property, buildings and equipment	(51,797)	(99,489)
Proceeds from sales of assets	13,817	7,333
Equity method investment	(7,199)	—
Other – net	(206)	(48)
Net cash used in investing activities	(45,385)	(92,204)
Cash flows from financing activities:
Net increase in commercial paper	214,645	—
Borrowings under lines of credit	12,028	204,380
Payments against lines of credit	(11,060)	(28,333)
Payments of long-term debt	(124,769)	(1,860)
Proceeds from stock options exercised	5,206	4,883
Excess tax benefits from stock-based compensation	17,287	4,319
Purchase of treasury stock	(172,047)	(149,992)
Cash dividends paid	(72,632)	(73,393)
Net cash used in financing activities	(131,342)	(39,996)
Exchange rate effect on cash and cash equivalents	12,766	(7,226)
Net change in cash and cash equivalents	(10,230)	16,783
Cash and cash equivalents at beginning of year	290,136	226,644
Cash and cash equivalents at end of period	$279,906	$243,427

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share with GAAP financial measures:

	Three Months Ended March 31,
	2016	2015	%
Operating earnings reported	$317,092	$351,247	(10)%
Restructuring (United States)	16,407	—
Restructuring (Canada)	3,077	—
Restructuring (Other Businesses)	—	2,020
Subtotal	19,484	2,020
Operating earnings adjusted	$336,576	$353,267	(5)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2016	2015	%
Segment operating earnings adjusted
United States	348,264	366,089
Canada	(9,270)	9,387
Other Businesses	21,783	11,546
Unallocated expense	(24,201)	(33,755)
Segment operating earnings adjusted	$336,576	$353,267	(5)%

Company operating margin adjusted	13.4%	14.5%
ROIC* for Company	27.1%	32.7%
ROIC* for United States	44.4%	49.3%
ROIC* for Canada	(6.2)%	5.7%

*Adjusted ROIC is calculated as defined on page 7, excluding the items adjusting operating earnings as noted above.

	Three Months Ended March 31,
	2016	2015	%
Net earnings reported	$186,713	$211,015	(12)%
Restructuring (United States)	10,268	—
Restructuring (Canada)	2,262	—
Restructuring (Other Businesses)	—	1,828
Subtotal	12,530	1,828
Net earnings adjusted	$199,243	$212,843	(6)%

Diluted earnings per share reported	$2.98	$3.07	(3)%
Restructuring (United Sates)	0.16	—
Restructuring (Canada)	0.04	—
Restructuring (Other Businesses)	—	0.03
Subtotal	0.20	0.03
Diluted earnings per share adjusted	$3.18	$3.10	3%

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